UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Graco Inc.
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GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Please join us on Friday, April 25, 2014, at 1:00 p.m. Central Time for Graco Inc.’s Annual Meeting of Shareholders at the George Aristides Riverside Center, located at 1150 Sibley Street N.E., Minneapolis, Minnesota.

At this meeting, shareholders will consider the following matters:

1.	Election of three directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2014.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 24, 2014, are entitled to vote at this meeting or any adjournment.

We encourage you to join us and vote at the meeting. Regardless of whether you plan on attending the meeting, we encourage you to vote by Internet, or by requesting a paper copy and voting by telephone or returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares in person at the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. This will not prevent you from voting in person if you decide to attend the meeting.

Sincerely,

Patrick J. McHale	Karen Park Gallivan
President and Chief Executive Officer	Secretary

March 12, 2014
Minneapolis, Minnesota

Graco Inc. 2014 Proxy Statement

Graco Inc. 2014 Proxy Statement

GENERAL REQUESTS FOR GRACO INC. 2013 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2013 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

Graco Inc. 2014 Proxy Statement

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2014

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 25, 2014 and any adjournments of that meeting (the “Meeting”). Throughout this Proxy Statement, we may refer to Graco Inc. as “us,” “we,” “Graco,” “our Company” or “the Company.”

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 12, 2014, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors and the advisory vote on our executive compensation will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee may not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors in an uncontested election is a majority of votes cast, where the number of votes cast “for” a nominee exceeds the number of votes cast “against” a nominee. In a contested election, the vote required for the election of directors is a plurality of votes cast. In the event an incumbent director does not receive a sufficient number of the votes cast for re-election, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. The vote required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2014 is the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal. An abstention will have no effect on the election of directors or on the vote on our executive compensation, but will have the effect of a vote against the ratification of the appointment of Deloitte and Touche LLP.

Graco Inc. 2014 Proxy Statement

Only shareholders of record as of the close of business on February 24, 2014 may vote at the Meeting. As of that date, there were 60,762,935 issued and outstanding common shares of the Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it as soon as possible in the envelope provided.

4.	Vote in Person at the Annual Meeting.

You may vote in person at the Annual Meeting to be held at the George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota, on Friday, April 25, 2014, at 1:00 p.m. Central Time.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

BOARD OF DIRECTORS

Nominees and Continuing Directors

The following information is given with respect to the three nominees for election at the Meeting and the other six directors whose terms of office will continue after the Meeting, and includes a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of the nominees and directors should serve as members of the Board. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at the Meeting to terms expiring in 2017:

Patrick J. McHale

Mr. McHale, 52, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2007. He served as Vice President and General Manager, Lubrication Equipment Division of Graco from June 2003 until June 2007. He was Vice President, Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989 and has been a director since June 2007. Mr. McHale has twenty-four years of progressive experience in various manufacturing, sales and marketing roles while at Graco. He has extensive manufacturing experience and in-depth knowledge of financial and managerial accounting practices at Graco.

Graco Inc. 2014 Proxy Statement

Lee R. Mitau

Mr. Mitau, 65, was Executive Vice President and General Counsel of U.S. Bancorp, the fifth-largest commercial bank in the United States by assets, from 1995 until his retirement in March 2013. Mr. Mitau has been a director of Graco since May 1990. He served as Chairman of the Board of the Company from May 2002 until April 2006 and has been serving as Chairman of the Board of the Company since June 2007. He also serves as Chairman of the Board of H.B. Fuller Company, a position he has held since 2006. Among other qualifications, Mr. Mitau brings to our Board extensive public company legal and governance expertise developed in his roles as an executive, a director and as the former chair of the corporate and securities practice of a global law firm. In addition, he is an expert in corporate finance and mergers and acquisitions. With over twenty-three years on our Board, Mr. Mitau has developed an in-depth knowledge of our business. His long history with our Company, combined with his leadership and corporate governance skills, makes him particularly well-qualified to be our Chairman and Chair of our Governance Committee.

Martha A. Morfitt

Ms. Morfitt, 56, is President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements, from 2009 through March 2012. Ms. Morfitt left her position at Airborne effective March 30, 2012 as a result of the acquisition of Airborne by Schiff Nutrition Group on March 30, 2012. She also served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products, from 2001 through March 2007. Ms. Morfitt left her position at CNS effective March 2007 as a result of the acquisition of CNS by GlaxoSmithKline plc in December 2006. Ms. Morfitt has been a director of Graco since October 1995 and is also a director of Life Time Fitness, Inc. and lululemon athletica inc. From 1998 until 2007, she served as a director of CNS; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc. Among other qualifications, Ms. Morfitt brings a wealth of global marketing and leadership skills to our Board. Her experience as CEO at River Rock Partners, Airborne and CNS, as well as her experience as a Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. With eighteen years on our Board, Ms. Morfitt’s considerable knowledge of our business makes her well-suited to provide advice with respect to our strategic plans and marketing programs.

Directors whose terms continue until 2015:

William J. Carroll

Mr. Carroll, 69, was Chief Executive Officer of Limo-Reid, Inc. d/b/a NRG Dynamix, a power train designer and manufacturer, from March 2009 until June 2011. From May 2006 until March 2009, he was a principal of Highland Jebco LLC, which provides advisory and consulting services to the automotive parts industry. He was the Director of Economic and Community Development for the city of Toledo, Ohio from September 2004 until January 2006. From September 2003 to March 2004, Mr. Carroll was President and Chief Operating Officer of Dana Corporation. Dana Corporation engineers, manufactures and distributes components and systems for vehicular and industrial manufacturers worldwide. From 1997 to March 2004, Mr. Carroll was President – Automotive Systems Group of Dana Corporation. Mr. Carroll has been a director of Graco since June 1999. Mr. Carroll brings to our Board a seasoned perspective and comprehensive breadth of expertise on the automotive industry, a key market served by Graco, as well as considerable skill in financial, accounting and manufacturing oversight. Our Board recognizes this skill through its designation of Mr. Carroll as one of our audit committee financial experts and by his appointment as Chair of the Audit Committee.

Jack W. Eugster

Mr. Eugster, 68, was Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, from 1980 until his retirement in January 2001. Mr. Eugster has been a director of Graco since February 2004, and is also a director of Black Hills Corporation and Life Time Fitness, Inc. From 1993 to November 2012, Mr. Eugster served as a director of Donaldson Company, Inc., and from 2000 until 2007, he was a director of Golf Galaxy, Inc. From 1991 until 2005, Mr. Eugster served as a director of ShopKo Stores, Inc., and was Chairman of the Board from 2001 until 2005. Among other qualifications, Mr. Eugster brings to our Board more than forty years of public company experience, including extensive experience as an executive and as a director. He has extensive knowledge of and expertise in finance and marketing, and is able to devote considerable attention to Company matters. Our Board recognizes this experience and expertise by his appointment as Chair of the Management Organization and Compensation Committee.

Graco Inc. 2014 Proxy Statement

R. William Van Sant

Mr. Van Sant, 75, has been a Senior Operating Partner at Tenex Capital Management, L.P., a private equity firm, since December 2013. From September 2012 until December 2013, he was a Senior Advisor at Tenex. He also serves as the Chairman or as a director of several portfolio companies of Tenex. From January 2008 until February 2013, he was an Operating Partner of Stone Arch Capital, LLC, a private equity firm. From August 2006 through December 2007, he was President and Chief Executive Officer of Paladin Brands Holding, Inc., which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer, of Paladin Brands, LLC. He was an operating partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since February 2004 and is also a director of H.B. Fuller Company. Among other qualifications, Mr. Van Sant is an expert in management, finance and manufacturing operations, experience he has acquired over many years as executive and/or director of various manufacturing companies, including those listed above as well as Nortrax, Inc., Lukens Inc., Blount, Inc., and Cessna Aircraft Company. He also held roles of increasing responsibility over a nearly thirty year career at John Deere Company. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics, particularly with respect to mergers and acquisitions. He has been designated by our Board as an audit committee financial expert.

Directors whose terms continue until 2016:

Eric P. Etchart

Mr. Etchart, 57, is President of the Manitowoc Cranes Group, a business segment of The Manitowoc Company, Inc., and a Senior Vice President of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment. He has held these positions since 2007. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group, in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc in 2001, and PPM Cranes S.A. Mr. Etchart has been a director of Graco since December 2010. Among other qualifications, Mr. Etchart brings to our Board thirty-one years of global manufacturing experience, as well as extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with over twenty years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well-suited to provide an international perspective to the Board as we develop our business in global markets.

J. Kevin Gilligan

Mr. Gilligan, 59, is Chairman and Chief Executive Officer of Capella Education Company, an online education provider, a position he has held since March 2009. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from October 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until January 2004. Mr. Gilligan has been a director of Graco since February 2001 and is also a director of Capella Education Company. From 2004 until 2009, Mr. Gilligan was a director of ADC Telecommunications, Inc., and served as lead director from 2008 until 2009. Among other qualifications, Mr. Gilligan brings to our Board over twenty-five years of global operational experience as well as comprehensive knowledge of the construction industry, one of the key industries that Graco serves. Mr. Gilligan’s additional public company experience as both an executive and as a director provides additional depth to our Board’s leadership capabilities.

William G. Van Dyke

Mr. Van Dyke, 68, was Chairman of the Board of Donaldson Company, Inc., a diversified global manufacturer of air and liquid filtration products, from 1996 until his retirement in August 2005. From 1996 until August 2004, he was also Chief Executive Officer and President of Donaldson Company. Mr. Van Dyke has been a director of Graco since May 1995 and is also a director of Polaris Industries, Inc. From 2002 until 2013, he served as a director of Alliant Techsystems Inc., and from 2005 until 2006 he served as a director of Black Hills Corporation. Mr. Van Dyke brings to our Board visionary, disciplined leadership developed over his distinguished career as Chairman and CEO of Donaldson Company. In addition, the Board values his experience as a director of other public manufacturing companies. He was selected by our Board not only for his financial, accounting and operational expertise, but also because of his knowledge of industrial product markets and manufacturing processes. Mr. Van Dyke has over eighteen years of experience serving Graco on its Board, and has been designated by our Board as an audit committee financial expert.

Graco Inc. 2014 Proxy Statement

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. In August 2013, Mr. Van Sant reached age 75. At its September 2013 meeting, the Board considered whether Mr. Van Sant had current, substantial engagement in business activities that require skills relevant to our Company’s business and useful to the Board. The Board determined that it would waive the mandated retirement of Mr. Van Sant, which waiver shall be reviewed annually, because Mr. Van Sant’s current and substantial role in various strategic and operational matters related to Tenex Capital Management L.P. and several of its portfolio manufacturing companies requires skills relevant to Graco’s business and useful to the Board.

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate.

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable him or her to make a significant contribution to the governance of our Company.

Board Diversity

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section above. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters.

To nominate a director, our bylaws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, as they appear in

Graco Inc. 2014 Proxy Statement

our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by, or any other direct or indirect interest in the capital stock of our Company held by, each such nominee and such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Mr. Carroll, Mr. Etchart, Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Dyke and Mr. Van Sant are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. McHale, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Mr. Van Sant and Mr. Mitau, while he served as Executive Vice President and General Counsel of U.S. Bancorp, have any relationship with our Company other than as a director and shareholder. Some of our non-employee directors are or were during the previous three fiscal years a non-management director of another company that did business with us during these years, and/or a non-executive director of one or more charitable organizations to which our Company’s charitable foundation made a contribution during those years. The Board specifically considered that Mr. Mitau served as Executive Vice President and General Counsel of U.S. Bancorp prior to retiring on March 1, 2013. In 2013, our Company paid certain subsidiaries of U.S. Bancorp for transactional deposit services, including those related to cash management, credit card processing and letters of credit; interest expense; and non-advisory service fees related to our revolver and credit lines. The Board determined that neither the nature of the relationship between U.S. Bancorp (including the subsidiaries with which we do business) and our Company nor the amount of payments was material to either Graco or U.S. Bancorp. Moreover, our Board concluded that Mr. Mitau did not have a material interest in the foregoing transactions while at U.S. Bancorp because he was not directly involved in the transactions nor did he derive any special benefit related to the transactions and the transactions with U.S. Bancorp’s subsidiaries were the result of a competitive bidding process and arm’s-length negotiations. Lastly, the Board considered that since Mr. Mitau retired from U.S. Bancorp over a year ago his only relationship with the Company is that of a director and shareholder. The Board also considered that Mr. Van Sant is a director of, and has direct or indirect ownership interests in, certain portfolio companies of Tenex Capital Management L.P., including one that Graco does business with from time to time. Mr. Van Sant’s direct or indirect ownership interest in each portfolio company is less than 5%. The value of the transactions in 2013 was significantly below 2% of the subject portfolio company’s revenues, and the transactions were non-advisory in nature and related solely to the purchase and sale of manufacturing equipment parts. Consequently, the Board determined that the transactions did not affect Mr. Van Sant’s independence given the immaterial amount of these payments, Mr. Van Sant’s limited equity interest in the portfolio companies and the arm’s-length nature of these transactions.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer. Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because, in the wake of difficult or volatile economic times such as those experienced during the economic recession several years ago, it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Chairman. Moreover, Mr. Mitau has significant public company and governance experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in our Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee our Company’s compliance with legal and regulatory requirements.

Graco Inc. 2014 Proxy Statement

Our Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September for approval to ensure completeness, appropriate oversight and review. We believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

MEETINGS OF THE BOARD OF DIRECTORS

During 2013, our Board of Directors met five times. Every director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2013, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 24, 2014, the record date, was as follows:

Management Organization
Audit	Governance	and Compensation
William J. Carroll, Chair	Lee R. Mitau, Chair	Jack W. Eugster, Chair
Eric P. Etchart	William J. Carroll	Eric P. Etchart
Jack W. Eugster	Martha A. Morfitt	J. Kevin Gilligan
J. Kevin Gilligan	William G. Van Dyke	Lee R. Mitau
William G. Van Dyke R. William Van Sant	R. William Van Sant	Martha A. Morfitt

Audit Committee (8 meetings in fiscal year 2013)

The Audit Committee is composed entirely of directors who meet the independence requirements of the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Mr. Carroll, Mr. Van Dyke and Mr. Van Sant are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2011.

Governance Committee (3 meetings in fiscal year 2013)

The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•	Recommends to the Board requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and Chief Executive Officer.

Graco Inc. 2014 Proxy Statement

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 17, 2006.

Management Organization and Compensation Committee (3 meetings in fiscal year 2013)

The Management Organization and Compensation Committee is composed entirely of directors who meet the independence requirements of the New York Stock Exchange. The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the Chief Executive Officer and approves the compensation of the executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Reviews the performance of the Chief Executive Officer based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock option and other stock-based compensation plans; and

•	Reviews and makes recommendations on executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on September 20, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Management Organization and Compensation Committee during 2013 has ever been an officer or employee of our Company or any of its subsidiaries.

DIRECTOR COMPENSATION

The annual retainer paid to each non-employee director of Graco, except the non-employee Chairman, is $38,000. The non-employee Chairman is paid at the rate of $75,000 per annum. We also pay annual retainers of $5,000 for the Chair of the Governance Committee, $7,500 for the Chair of the Management Organization and Compensation Committee, and $10,000 for the Chair of the Audit Committee. The non-employee directors receive a meeting fee of $1,500 for each Board meeting attended. The meeting fee for each of our three Committees is $1,200 per meeting. The meeting fee for attendance by telephone at any in-person or telephonic Board or Committee meeting is one-half of the fee for in-person attendance. All retainer and meeting fees are paid in arrears.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainer (including committee chair retainer) and meeting fees. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Non-employee directors receive an annual option grant. In 2013, non-employee directors received an annual option grant of 6,000 shares on the date of the Company’s Annual Meeting of Shareholders. The number of shares granted was based on an estimated Black-Scholes value of $17.10 per share on April 24, 2013, and an economic value of approximately $102,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to that of the most recent option grant for non-employee directors. There were no first-time non-employee director appointments in 2013. Options granted to non-employee directors are issued under the Graco Inc. 2010 Stock Incentive Plan, are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The

Graco Inc. 2014 Proxy Statement

Plan defines “fair market value” as the last sale price of the stock as reported by the New York Stock Exchange on the date immediately prior to the date of grant.

Our Board’s philosophy is to target retainer and meeting fee compensation at a level approximately comparable to the median of the market, and to target equity compensation in the form of stock options at a level approximately comparable to the 75th percentile of the market, in order to attract and retain capable board members, to encourage above-market Company performance, and to strengthen the link between our director compensation program and the interests of our shareholders in Graco stock performance.

Our Governance Committee retained Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2013 meeting. The peer companies selected for the comparison matched the peer group identified for executive compensation on page 20 of the Compensation Discussion and Analysis section of this Proxy Statement. Based on the results of the peer group comparison, Towers Watson recommended that the Governance Committee increase the annual retainer by $2,000. Rather than increase the annual retainer by $2,000, the Governance Committee elected to increase the economic value of the annual option grant by $2,000 to further align the interests of the directors with the interests of the Company’s shareholders.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2014 meeting. The peer companies used for the 2014 benchmarking study matched the peer group identified for executive compensation on page 21 of the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that the current base retainer and the retainers for the Governance Committee Chair, the Management Organization and Compensation Committee Chair, and the Audit Committee Chair fell below the median of the peer group. The Governance Committee also concluded that the current economic value of its equity compensation fell below the 75th percentile of the peer group. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that, effective May 1, 2014, the annual base retainer for non-employee directors (excluding the Chairman) will increase from $38,000 to the peer group median of $50,500, the Governance Committee Chair annual retainer will increase from $5,000 to the peer group median of $7,500, the Management Organization and Compensation Committee Chair annual retainer will increase from $7,500 to the peer group median of $10,000, and the Audit Committee Chair annual retainer will increase from $10,000 to the peer group median of $15,000. The Board of Directors, upon recommendation of the Governance Committee, also determined that, effective immediately, the economic value of the annual option grant for non-employee directors and the initial option grant for non-employee directors first joining the Board will increase from $102,000 to $115,000, which is approximately at the 75th percentile of the peer group.

Share ownership guidelines for our directors were adopted effective February 15, 2008. The guidelines require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainer and meeting fees in Company stock. Shares of common stock directly and beneficially owned, as well as phantom stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. At the September 18, 2008 Governance Committee meeting, the Committee clarified that the annual retainer calculation shall be set at the rate then in effect for the non-Chairman annual retainer and shall not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau, Ms. Morfitt and Mr. Van Dyke upon their respective retirements.

Graco Inc. 2014 Proxy Statement

Director Compensation Table for Fiscal Year Ended December 27, 2013

The following table summarizes the total compensation paid to or earned by our non-employee directors for their service during the fiscal year ended December 27, 2013:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4,5) ($)	Total ($)
William J. Carroll	49,275	16,425	110,238	—	175,938
Eric P. Etchart	14,014	41,087	110,238	—	165,339
Jack W. Eugster	11,375	52,425	110,238	—	174,038
J. Kevin Gilligan	—	56,300	110,238	—	166,538
Lee R. Mitau	—	94,700	110,238	(3,000)	201,938
Martha A. Morfitt	—	52,100	110,238	(3,000)	159,338
William G. Van Dyke	55,700	—	110,238	(3,000)	162,938
R. William Van Sant	—	55,700	110,238	—	165,938

(1)	Mr. Van Dyke elected to receive all retainer and meeting fees in cash. Mr. Carroll elected to receive 75% of his retainer and meeting fees in cash and 25% in deferred stock. Mr. Etchart elected to receive 25% of his retainer and meeting fees in cash and 75% in shares of stock plus cash in lieu of any fractional share. Mr. Eugster elected to receive 25% of his retainer fees in cash and 75% in deferred stock and 100% of his meeting fees in deferred stock. All other non-employee directors elected to receive all retainer and meeting fees in deferred stock.

(2)	During all or a portion of their service on the Board, Messrs. Carroll, Eugster, Gilligan, Mitau, Van Dyke and Van Sant and Ms. Morfitt elected to defer the receipt of stock. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2013 fiscal year-end are as follows:

Name	Account Balance
Mr. Carroll	14,835 shares
Mr. Eugster	12,616 shares
Mr. Gilligan	20,460 shares
Mr. Mitau	46,972 shares
Ms. Morfitt	26,870 shares
Mr. Van Dyke	24,195 shares
Mr. Van Sant	15,926 shares

(3)	Each non-employee director received an annual option grant of 6,000 shares on April 26, 2013, the date of the Annual Meeting of Shareholders. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2013, computed in accordance with financial accounting principles, which is based on a per share value of $18.373 for options granted on April 26, 2013. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K. The aggregate number of outstanding option grants at fiscal year-end 2013 are as follows:

Name	Unvested Shares	Exercisable Shares
Mr. Carroll	15,900	39,400
Mr. Etchart	15,900	7,100
Mr. Eugster	15,900	39,400
Mr. Gilligan	15,900	11,400
Mr. Mitau	15,900	35,800
Ms. Morfitt	15,900	22,900
Mr. Van Dyke	15,900	39,400
Mr. Van Sant	15,900	39,400

(4)	Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau, Ms. Morfitt and Mr. Van Dyke, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to

Graco Inc. 2014 Proxy Statement

one-fourth of the annual base retainer of the non-Chairman directors in effect immediately prior to the director’s retirement.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:

• Discount rate: 5.00% as of December 31, 2013.

• Retirement age: The Plan does not have a specified normal retirement age. Therefore, the values reflect the increase/   decrease in present value of the accrued benefit as of December 31, 2013.

• Form of payment: Five-year certain (payable quarterly).

COMMUNICATIONS WITH THE BOARD

Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Vice President, General Counsel and Secretary. If a communication does not relate in any way to Board matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he or she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Vice President, General Counsel and Secretary will keep a log of all communications addressed to the Board that he or she receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:

Board of Directors

Graco Inc.

c/o Karen Park Gallivan, Vice President, General Counsel and Secretary

P.O. Box 1441

Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com

CORPORATE GOVERNANCE DOCUMENTS

The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on our website at www.graco.com and may be found by selecting the “Investors” tab and then clicking on “Corporate Governance.”

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 27, 2013 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Graco Inc. 2014 Proxy Statement

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 27, 2013, be included in the Company’s 2013 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee
Mr. William J. Carroll, Chair
Mr. Eric P. Etchart
Mr. Jack W. Eugster
Mr. J. Kevin Gilligan
Mr. William G. Van Dyke Mr. R. William Van Sant

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 27, 2013 and December 28, 2012. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining the Deloitte Firms’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year Ended 12/27/13	Fiscal Year Ended 12/28/12
Audit Fees(1)	$1,613,000	$1,732,500
Audit-Related Fees(2)	$40,000	$302,000
Tax Fees(3)	$170,000	$541,000
Total	$1,823,000	$2,575,500

(1)	Audit Fees include fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements and SEC filings, statutory audits and consents.

(2)	Audit-Related Fees include fees and expenses for acquisition due diligence services.

(3)	Tax Fees in 2013 include tax compliance services of $49,000 and tax advice of $121,000. Tax Fees in 2012 include tax compliance services of $24,000 and tax advice of $517,000 for ongoing operations and an acquisition.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Graco Inc. 2014 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In 2013, the Company achieved record levels of sales and earnings per share while continuing to invest in its four core strategies for growth: new product development; new markets; global expansion; and acquisitions. During the year, net sales were $1.104 billion and diluted earnings per share (“EPS”) were $3.36, up 9% and 39% from the prior year, respectively. Total shareholder return during the period was 55%. The Company’s short-term cash incentive plan continued to use net sales and EPS as the sole metrics to reward top and bottom-line performance. The following chart details the Company’s net sales and EPS results against targets and prior year performance.

The Company’s named executive officers (“Named Executive Officers” or “NEOs”) for 2013 were:

Name	Title
Patrick J. McHale	President and Chief Executive Officer
James A. Graner	Chief Financial Officer
Dale D. Johnson	Vice President and General Manager, Contractor Equipment Division
Jeffrey P. Johnson	Vice President and General Manager, EMEA
Charles L. Rescorla	Vice President, Corporate Manufacturing, Distribution Operations and Corporate Development

Consideration of “Say-on-Pay” Voting Results

The Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) targets a competitive and equitable executive compensation program that rewards Company (or, in some cases, region or division) and individual performance. In making executive compensation decisions, the MOCC considers the results of the most recent advisory, non-binding vote on the compensation paid to our NEOs. At the Annual Meeting of Shareholders in April of 2012, our shareholders approved the compensation paid to our NEOs by over 95%. The MOCC believes this favorable outcome reflects our shareholders’ strong support of the Company’s executive compensation philosophy, programs and practices. As a result, the MOCC determined it was not necessary to make any material changes to the Company’s executive compensation program for 2013.

Graco Inc. 2014 Proxy Statement

Compensation Philosophy

Pay-for-Performance	Shareholder Alignment	Accountability for Short- and Long-Term Performance
All components of variable compensation are tied to the performance of the Company, division or region.	Long-term incentives are designed to align the financial interests of the executive officers with the long-term interests of the Company’s shareholders.

Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.

Competitiveness	Attraction and Retention

All components of compensation are designed to be competitive with companies in similar industries with comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent.

Graco’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can establish and drive financial and strategic growth objectives that are intended to build long-term shareholder value.

Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. Certain characteristics of the Company’s executive compensation program are designed to motivate our executive officers, individually and as a group, to not take excessive risks that could maximize short-term results at the expense of long-term value. These characteristics include:

•    Balanced Mix of Pay Components: The target compensation mix represents a balance of base salary, short-term and long-term incentive-based compensation.

•    Vesting Schedules: Long-term incentives typically vest over four years and have overlapping vesting schedules, thereby reducing an executive officer’s motivation to maximize performance in any one period.

•    Capped Incentive Awards: Annual short-term incentive payouts are capped.

•    Recoupment Policy: If there is a material restatement of a financial statement due to an executive officer’s intentional misconduct or fraud, our executive officers must, upon request of the MOCC, pay back the portion of any short-term incentive payment that would not have been earned if the payment had originally been made based on the restated financials, net of taxes. In addition, any executive officer who engaged in the intentional misconduct or fraud that caused or contributed to the need for the restatement must, upon request of the MOCC, pay back the entire amount of any short-term incentive payment, net of taxes.

•    Stock Ownership Guidelines: We require the CEO to retain, until twelve months following retirement or other termination of employment, an amount equal to 50% of net shares from awards granted under the Company’s equity programs, and to own a minimum of five times the CEO’s annual base salary in Company stock. Executive officers below the CEO level are required to retain, until retirement or other termination of employment, an amount equal to 50% of net shares from awards granted under the Company’s equity programs on or after April 23, 2010 up to three times the current base salary for individuals reporting directly to the CEO and two times the current base salary for individuals reporting to someone other than the CEO.

Compensation Risk Assessment

The Company’s Internal Audit Department conducts an annual risk assessment on the Company’s executive compensation program and presents its findings to the MOCC and the Audit Committee. The risk assessment identifies, among other things, certain potential risks in the Company’s short- and long-term incentive plans and the Company’s severance and change of control arrangements, and various factors that serve to mitigate those risks. Such mitigating factors include those set forth above, as well as the annual plan design and benchmarking review by the independent compensation consultant and the MOCC, the MOCC’s review and approval of incentive awards, the Company’s internal controls, and the use of “double-triggers” in severance and change of control arrangements. At its September 2013 meeting, the MOCC reviewed and discussed the risk assessment, and concluded that the Company’s executive compensation program is not likely to have a material adverse impact on the Company. The MOCC also requested that the Company’s independent compensation consultant review the risk assessment and report back to the MOCC. At the December 2013 meeting, the independent compensation consultant advised the MOCC that it had completed its review of the risk assessment and concluded that the Company’s executive compensation program is not likely to have a material adverse impact on the Company. As a result, the MOCC did not make any changes to the Company’s executive compensation program.

Graco Inc. 2014 Proxy Statement

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component using a reputable third-party salary survey of similarly sized manufacturing companies and industry peer group data;

•	An annual review of NEO compensation and benefits tally sheets;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent advisory, non-binding vote on the compensation of the NEOs.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary, short-term incentive and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation;

•	Reviewing the composition of the industry peer group used to benchmark executive compensation; and

•	Reviewing the Company’s executive compensation risk assessment.

Our Company’s management engaged Towers Watson to perform certain non-executive compensation services in 2013. The total fees for these services were less than $120,000.

The MOCC reviews the independence of the executive compensation consultant on an annual basis. In evaluating Towers Watson’s independence, the MOCC considers all factors relevant to Towers Watson’s independence from management, including the following:

•	The provision of other services to the Company by Towers Watson;

•	The amount of fees received by Towers Watson from the Company as a percentage of Towers Watson’s total revenue;

•	Towers Watson’s compliance with the policies and procedures it has adopted to prevent conflicts of interest;

•	The lack of any business or personal relationships between the individual Towers Watson consultants performing services for the Company and any member of the MOCC;

•	The lack of any ownership of Company stock by the individual Towers Watson consultants performing services for the Company; and

Graco Inc. 2014 Proxy Statement

•	The lack of any business or personal relationships between any executive officers of the Company and Towers Watson or the individual Towers Watson consultants performing services for the Company.

Based on its review, the MOCC concluded there was no conflict of interest that impaired Towers Watson’s independence.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

•	The Vice President, Human Resources and Corporate Communications (“Vice President HR”) and the Senior Compensation Analyst develop and oversee the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

•	The CEO, the Vice President HR and the Vice President, General Counsel and Secretary attend the MOCC’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;

•	The CEO and the Vice President HR review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short- and long-term incentive plan designs and changes, if warranted;

•	The CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards for all executive officers, excluding the CEO (management does not make a recommendation on CEO pay or pay components); and

•	Following the MOCC’s executive sessions, the Chair of the MOCC provides the Vice President HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Towers Watson to provide survey market data of companies with similar revenues for all executive officer positions, with a focus on the manufacturing industry. The MOCC meets in the fall of each year to review this market data. The market data is derived from Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the market data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing the relative positioning of the compensation of the Company’s executive officers in relation to the market data. When reviewing the relative positioning of each executive officer’s total direct compensation level, the MOCC compares each executive officer to generally comparable positions identified within the market data. The purpose of this annual review is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the market data depending on Company and individual performance. At the same time, Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance and budgetary constraints, and are guided by the 50th percentile of the market data without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive targets and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the executive officer annual incentive plan, which percentage has been consistent for several years. The MOCC targets the value of the long-term incentive awards for the NEOs at the 75th percentile for comparable positions within the Towers Watson database, although the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The reason for targeting the 75th percentile is to encourage above-market performance. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Graco Inc. 2014 Proxy Statement

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applied to specific compensation decisions for our NEOs for 2013.

Our Company’s Peer Group

The Company’s peer group (the “Graco Peer Group”) was selected in 2009 with the assistance of Towers Watson based on similarity to us on a variety of factors, including industry, revenue, location and market capitalization. The following table lists the companies that were in the Graco Peer Group when the MOCC set 2013 compensation levels for the Company’s executive officers, as well as financial and headcount data for the Company and the Graco Peer Group:

2013 Graco Peer Group
Actuant Corporation	FreightCar America, Inc.	Middleby Corporation (The)
Apogee Enterprises, Inc.	Gardner Denver Inc.	Nordson Corporation
Chart Industries, Inc.	H.B. Fuller Company	Robbins & Myers, Inc.
CIRCOR International, Inc.	IDEX Corporation	Tennant Company
Donaldson Company, Inc.	John Bean Technologies Corporation	Toro Company (The)
ESCO Technologies, Inc.	Kaydon Corporation	TransDigm Group Incorporated
Franklin Electric Co., Inc.

	Most Recent Fiscal Year
	Revenue ($M)	Market Capitalization ($M)	Market Cap-to- Revenue Ratio	Employees
Graco	1,104.0	4,765.6	4.32	2,688
2013 Graco Peer Group – Median*	1,014.2	1,640.7	1.64	3,871

*Represents most recent fiscal year data available from Equilar as of January 22, 2014. Excludes Robbins & Myers, Inc. and Gardner Denver Inc. because they were acquired in February and July of 2013, respectively.

There are differences among the businesses conducted by the companies in the Graco Peer Group, and the executive compensation information for these companies is limited to those executive officers identified in their filings, whose positions may or may not correspond to the positions held by, and responsibilities of, our executive officers. Therefore, the MOCC used the Towers Watson survey data as a primary source of data, and the Graco Peer Group as a secondary source of data where applicable, when setting 2013 compensation levels for the Company’s executive officers.

At its February 2013 meeting, the MOCC engaged Towers Watson to assist in reviewing and updating the Graco Peer Group. Since the last formal review of the Graco Peer Group in 2009, three companies in the group have been acquired, and our Company has seen its three-year revenue and earnings growth exceed the median of the remaining 17 companies in the Graco Peer Group. Therefore, the MOCC believed it was appropriate and necessary to review and update the Graco Peer Group to ensure the group is large enough to maintain reliable market outcomes and to improve the alignment of the peer group with our Company. The main criteria for identifying potential peers for the updated Graco Peer Group were industry, size and labor market. Additional criteria included growth trajectory and valuation as compared to sales. As a result of the review, a group of 22 companies was recommended by Towers Watson and approved by the MOCC at its September 2013 meeting. Six peers were removed from the new group (five due to small market capitalization-to-revenue ratios, one due to a small market capitalization and business strategy differential), eleven peers remained the same, and eleven new peers were added (based on various combinations of being comparable businesses, manufacturers with international operations, and having more similar market capitalization-to-revenue ratios).

Graco Inc. 2014 Proxy Statement

The following table lists the companies that were in the updated Graco Peer Group when the MOCC set 2014 compensation levels for the Company’s executive officers, as well as financial and headcount data for the Company and the Graco Peer Group:

2014 Graco Peer Group
Actuant Corporation	Donaldson Company, Inc.	Simpson Manufacturing Co., Inc.
Albany International Corp.	Franklin Electric Co., Inc.	Snap-on Inc.
AO Smith Corp.	IDEX Corporation	Tennant Company
Apogee Enterprises, Inc.	Kennametal Inc.	Toro Company (The)
Barnes Group Inc.	Middleby Corp.	TransDigm Group Incorporated
Chart Industries Inc.	Nordson Corporation	Woodward, Inc.
CLARCOR Inc.	Pall Corporation
Crane Co.	Polaris Industries, Inc.

	Most Recent Fiscal Year
	Revenue ($M)	Market Capitalization ($M)	Market Cap-to- Revenue Ratio	Employees
Graco	1,104.0	4,765.6	4.32	2,688
2014 Graco Peer Group – Median*	1,554.9	2,631.5	1.72	5,381

*Represents most recent fiscal year data available from Equilar as of January 22, 2014.

Given that compensation data for the CEO and CFO positions of the Graco Peer Group are readily available in securities filings, the MOCC used the Graco Peer Group as a primary source of data when setting 2014 compensation levels for the Company’s CEO and CFO. Compensation data for all other executive officer positions in the Graco Peer Group are limited to those executive officers identified in securities filings, which positions may or may not correspond to the positions held by, and responsibilities of, our other executive officers. Therefore, the MOCC used the Towers Watson survey data as a primary source of data, and the Graco Peer Group as a secondary source of data to the extent applicable, when setting 2014 compensation levels for the Company’s other executive officers.

Components of the Executive Compensation Programs

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of three primary total compensation components: base salary; short-term incentives; and long-term incentives. The following table summarizes each of these components of compensation:

Component	Form of Compensation	Purpose	Key Characteristics	At Risk
Base Salary	Cash	Recognizes individual work experience, performance, skill and level of responsibility	Fixed compensation Guided by the 50th percentile market data but subject to individual performance in prior year and budget constraints Used to compute other components of compensation	No
Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary	Yes, fluctuates based on corporate and division/region performance; may not pay out if pre-established, measureable goals are not met
Long-Term Incentives (LTI)	Stock options	Motivates attainment of the long-term goals and overall operational growth Aligns executives’ interests with shareholders Retains executive talent through gradual vesting schedule	Variable compensation provided to reward Company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date	Yes, stock options increase in value only if share price rises above grant date fair market value

In addition to reviewing the benchmark data described above, the MOCC reviews compensation and benefits tally sheets for our NEOs showing their current and potential total compensation and benefits components. The tally sheets also display projected compensation and benefits for hypothetical change-of-control and involuntary and voluntary terminations. Specifically, the tally

Graco Inc. 2014 Proxy Statement

sheets reviewed by the MOCC in September 2013 provided actual compensation for 2011 and 2012 and target annual compensation for 2013. These tally sheets also provided retirement balances as of December 31, 2012, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances and the projected value of stock awards based on assumptions regarding stock price appreciation.

The MOCC strives to maintain a reasonable and competitive balance between fixed and variable elements of compensation. The MOCC believes the compensation mix and amount paid to each of our executive officers is market-based, reasonable and competitive. The 2013 pay mix at target for our CEO and other NEOs is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance and corporate/division/region results. The “at risk” pay components comprised between 65% and 82% of the total target annual direct compensation for 2013 to align our NEOs’ compensation with the performance of the Company and the creation of shareholder value.

Base Salary

Base salary is fixed compensation. Annual salary increases are predominately driven by individual performance, taking into account factors related to the NEO’s areas of responsibility, the NEO’s ability to contribute to our future success, and budgetary constraints.

For 2013, the merit increase decisions for the NEOs were based on the criteria identified above. Additional information on individual salary adjustments for 2013 is provided in the “Compensation of Individual Named Executive Officers” section below.

Short-Term Incentives (STI)

The Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) is designed to motivate the executive officers of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain employees of the Company. The Incentive Bonus Plan gives the MOCC discretion to grant awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as well as awards that are not intended to so qualify. The MOCC has the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan also permits the MOCC to establish performance periods based on a performance period of any length. Potential payouts under the Incentive Bonus Plan are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for several years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are typically paid in cash in March following the calendar year-end and are based upon the MOCC’s determination of financial performance against pre-established targets.

At its meeting in February 2013, the MOCC approved participation of the CEO and other executive officers in the Incentive Bonus Plan for 2013. The MOCC designated Mr. McHale as the only participant whose bonus award is intended to qualify as performance-based compensation under Section 162(m). The threshold, target and maximum payout levels as a percent of target and as a percent of base salary for 2013 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

Graco Inc. 2014 Proxy Statement

The MOCC established two financial measures for the Incentive Bonus Plan: net sales and EPS growth over the prior year. Net sales and EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Incentive Bonus Plan because the MOCC desires to motivate the officers to achieve profitable business growth consistent with our long-term financial objectives. The MOCC utilized projected global gross domestic product (“GDP”) growth rates as a guide in setting the 2013 target performance levels.

The 2013 incentive award payouts were based upon the achievement of specified levels of net sales and EPS at the corporate and division/region levels. Financial performance levels and actual results for the 2013 Incentive Bonus Plan were as follows:

Financial Metric	Metric Weighting	2013 Target Performance Level (As % of 2012 Actual Results)	2013 Threshold Performance Level (As % of 2013 Target Performance)	2013 Maximum Performance Level (As % of 2013 Target Performance)	2013 Results (As % of 2013 Target Performance)
CEO, CFO, and Function Executives (HR, Legal, Finance and Manufacturing)

Corporate Net Sales	50%	105%	90%	105%	103%

Corporate EPS	50%	108%	90%	105%	121%
Division and Region Executives

Corporate Net Sales	25%	105%	90%	105%	103%

Corporate EPS	25%	108%	90%	105%	121%

Worldwide Division or Region Net Sales	25%	103-118%	90%	105%	82-109%

Worldwide Division or Region EPS	25%	100-111%	89-90%	105-112%	73-121%

Graco Inc. 2014 Proxy Statement

The 2013 financial results produced above-target payouts for the Incentive Bonus Plan. The Incentive Bonus Plan targets as a percentage of base salary, awards at target, performance achievements, actual payouts and payouts as a percentage of base salary for each of the NEOs were as follows:

Named Executive Officer	2013 Base Salary	Target as a % of Base Salary	Award at Target	Performance Achievement	Payout Based on Performance Achievement	Payout as a % of Base Salary
Patrick J. McHale	$701,200	100%	$701,200	142%	$997,475	142%
James A. Graner	$391,200	70%	$273,840	142%	$389,545	100%
Dale D. Johnson	$341,700	70%	$239,190	146%	$349,520	102%
Jeffrey P. Johnson	$294,100	70%	$205,870	135%	$278,209	95%
Charles L. Rescorla	$290,400	70%	$203,280	142%	$289,171	100%

The MOCC has the authority to make adjustments to Incentive Bonus Plan awards that are not intended to qualify as performance-based compensation under Section 162(m) based on unanticipated or special circumstances, but no such adjustments were made. The MOCC also has the authority to award special bonuses outside of the Incentive Bonus Plan to individual executive officers, but no such special bonuses were awarded.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on a review of the market data. The MOCC is guided by the 75th percentile of the market data for comparable groupings of positions to determine the economic value of such awards. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer. The MOCC believes that executive officers who have a financial stake will be motivated to put forth sustained effort on behalf of the Company’s shareholders to support the continued growth of the Company’s share price.

Under the terms of the Graco Inc. 2010 Stock Incentive Plan (the “2010 Plan”), the MOCC must approve all stock option grants to executive officers. In February 2013, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2010 Plan as the last sale price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2010 Plan prohibits the repricing of stock options.

In 2013, the MOCC granted the following stock option awards to the NEOs:

Named Executive Officer	Stock Option Award (Number of Shares)	Grant Date Fair Value ($)
Patrick J. McHale	135,000	2,468,664
James A. Graner	28,000	512,019
Dale D. Johnson	18,000	329,155
Jeffrey P. Johnson	18,000	329,155
Charles L. Rescorla	18,000	329,155

Compensation of Individual Named Executive Officers

Mr. Patrick J. McHale

President and Chief Executive Officer

Mr. McHale’s base salary as of December 2012 was below the median of the 2012 Towers Watson survey data. In December 2012, the MOCC approved a base salary increase of 3.5% to $701,200 based on Mr. McHale’s relative position in the market and individual performance. The increase was in line with the Market Increase Projection. Based on 2013 corporate net sales and corporate EPS performance, Mr. McHale received a $997,475 bonus payout under the Incentive Bonus Plan. Mr. McHale’s bonus payout represented 142% of his target award. Based on the process described above for setting long-term incentive awards, Mr. McHale received a stock option award of 135,000 shares in February 2013.

Graco Inc. 2014 Proxy Statement

Mr. James A. Graner

Chief Financial Officer

Mr. Graner’s base salary as of December 2012 was at approximately the median of the 2012 Towers Watson survey data. In December 2012, the MOCC approved a 4% increase to Mr. Graner’s base salary to $391,200 for 2013 based on his relative position in the market and individual performance. Based on 2013 corporate net sales and corporate EPS performance, Mr. Graner received a $389,545 cash bonus payout under the Incentive Bonus Plan. Mr. Graner’s bonus payout represents 142% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Graner received a stock option award of 28,000 shares in February 2013.

Mr. Dale D. Johnson

Vice President and General Manager, Contractor Equipment Division

Mr. Johnson’s base salary as of December 2012 was above the median of the 2012 Towers Watson survey data. His highly competitive base compensation is based on key factors such as long tenure, strong past performance and individual contributions to the Company. In December 2012, the MOCC approved a 3% increase to Mr. Johnson’s base salary to $341,700 for 2013 based on his relative position in the market and individual performance. Based on 2013 corporate net sales, corporate EPS, worldwide Contractor Equipment Division net sales, and worldwide Contractor Equipment Division EPS performance, Mr. Johnson received a $349,520 cash bonus payout under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represented 146% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 18,000 shares in February 2013.

Mr. Jeffrey P. Johnson

Vice President and General Manager, EMEA

Mr. Johnson’s base salary as of December 2012 was above the median of the 2012 Towers Watson survey data. In December 2012, the MOCC approved a 3% increase to Mr. Johnson’s base salary to $294,100 for 2013 based on his relative position in the market and individual performance. Based on 2013 corporate net sales, corporate EPS, EMEA regional net sales, and EMEA regional EPS performance, Mr. Johnson received a $278,209 cash bonus payout under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represented 135% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 18,000 shares in February 2013.

Mr. Charles L. Rescorla

Vice President, Corporate Manufacturing, Distribution Operations and Corporate Development

Mr. Rescorla’s base salary as of December 2012 was below the median of the 2012 Towers Watson survey data. In December 2012, the MOCC approved a 3% increase to Mr. Rescorla’s base salary to $290,400 for 2013 based on his relative position in the market and individual performance. Based on 2013 corporate net sales and corporate EPS performance, Mr. Rescorla received a $289,171 bonus payout under the Incentive Bonus Plan. Mr. Rescorla’s bonus payout represented 142% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Rescorla received a stock option award of 18,000 shares in February 2013.

Compensation Decisions for 2014

In December of 2013, the MOCC increased the base salaries of each of the NEOs between 3% and 4% effective January 1, 2014. At its February 2014 meeting, the MOCC kept each NEO’s target annual cash incentive payout as a percent of base salary the same for 2014, and granted stock option awards of 123,050 shares to Mr. McHale, 24,610 shares to Mr. Graner and 14,360 shares to each of Messrs. D. Johnson, J. Johnson and Rescorla.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

•	Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we established the Graco Inc. Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

Graco Inc. 2014 Proxy Statement

•	Supplemental Long-Term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.

•	Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our CEO and the U.S.-based executive officers reporting directly to him for certain financial planning expenses to encourage them to maximize the value of their compensation and benefit programs. In 2013, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for the other U.S.-based NEOs. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the U.S. an executive physical examination program through the Mayo Clinic. This program provides a physical examination every three years for executives under age 40, every other year for executives from age 40 through 49, and every year for executives age 50 and older. Executives may also be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events.

Severance and Change of Control Arrangements

We have entered into Key Employee Agreements with the CEO and each of the other NEOs, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating certain executive officers’ employment;

•	Protect our Company by obtaining non-compete covenants from certain executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of Key Employee Agreement was approved by the MOCC in December 2007 after reviewing the Key Employee Agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes each executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction, and facilitate an orderly transition. In the event of a change of control of our Company, the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the Key Employee Agreements provide severance benefits in the case of resignation for good reason following a change of control.

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes the Company benefits from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Graco Inc. 2014 Proxy Statement

Our equity awards for executive officers and certain key managers provide for accelerated vesting or lapse of restrictions upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officers’ equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Hedging and Pledging

The Company’s directors and executive officers are prohibited from hedging Company stock. Any pledges of Company stock by a director or an executive officer (other than the CEO or the General Counsel) must be approved in advance by the CEO and the General Counsel. Any pledges of Company stock by the CEO or the General Counsel must be approved in advance by the Governance Committee. All approvals of pledges of Company stock will be granted on a discretionary basis, considering the following criteria:

•	To ensure continued alignment between the interests of individual directors and executive officers with the long-term interests of shareholders, pledged shares will not be counted toward the Company’s stock ownership guidelines. As a result, an individual director or executive officer may only pledge those shares he or she owns that are in excess of his or her individual holding requirement.

•	To reduce the potential adverse impact pledged shares may have on the Company’s stock price, approvals will not be granted unless the sum of (i) the aggregate number of shares pledged by all directors and executive officers at the time of the requested pledge plus (ii) the number of shares requested to be pledged is equal to or less than an amount equal to two times (2X) the average daily trading volume in the Company’s stock during the preceding thirty (30) days.

•	Such other factors as the CEO and the General Counsel (or the Governance Committee, as the case may be) deem relevant in determining whether or not to approve the requested pledge.

During 2013, the aggregate number of Company shares pledged by directors and executive officers was reduced from 0.7X to 0.2X the average daily trading volume in the Company’s stock during the year.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount we may deduct with respect to each of our NEOs (other than the CFO). This limitation does not apply to compensation that qualifies as “performance-based compensation.” Annual cash incentives meeting certain conditions and stock option awards constitute performance-based compensation and will generally be fully deductible. The MOCC believes all compensation paid to the NEOs for fiscal year 2013 will be deductible for federal income tax purposes. However, the MOCC reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible should the MOCC deem the compensation appropriate in light of its philosophies.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee
Mr. Jack W. Eugster, Chair
Mr. Eric P. Etchart
Mr. J. Kevin Gilligan
Mr. Lee R. Mitau
Ms. Martha A. Morfitt

Graco Inc. 2014 Proxy Statement

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Named Executive Officers during the fiscal year ended December 27, 2013.(1)

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Patrick J. McHale	2013	701,200	—	—	2,468,664	997,475	406,000	33,961	4,607,300
President and Chief	2012	677,475	78,170	—	2,007,187	938,042	1,012,000	15,975	4,728,849
Executive Officer	2011	657,743	—	814,200	1,663,452	986,615	972,000	11,706	5,105,716
James A. Graner	2013	391,200	—	—	512,019	389,545	414,000	35,107	1,741,871
Chief Financial	2012	376,194	30,385	—	436,949	364,619	312,000	16,825	1,536,972
Officer	2011	361,725	—	—	356,454	379,811	521,000	16,086	1,635,076
Dale D. Johnson	2013	341,700	—	—	329,155	349,520	200,000	32,853	1,253,228
Vice President and	2012	331,681	13,395	—	287,182	257,031	344,000	16,430	1,249,719
General Manager, Contractor Equipment Division	2011	322,020	—	—	237,636	337,582	479,000	12,026	1,388,264
Jeffrey P. Johnson Vice President and General Manager, EMEA	2013	294,100	—	—	329,155	278,209	—	338,738	1,240,202
Charles L. Rescorla Vice President, Corporate Manufacturing, Distribution Operations and Corporate Development	2013	290,400	—	—	329,155	289,171	176,000	29,875	1,114,601

(1)	Also includes information with respect to the fiscal years ended December 28, 2012 and December 30, 2011 for those NEOs serving in such capacity during those fiscal years.

(2)	Bonus includes any anniversary service awards or discretionary bonuses.

(3)	The amount reported in the Stock Awards column is the aggregate grant date fair value of restricted stock granted in the fiscal year. This amount represents the number of shares granted multiplied by the closing market value of $40.71 per share of common stock on the date of the grant.

(4)	The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Incentive Bonus Plan, the Executive Officer Annual Incentive Bonus Plan or the Executive Officer Bonus Plan, as applicable. The Incentive Bonus Plan replaced the Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan effective January 1, 2013. The Incentive Bonus Plan has a 100% of base salary target payout and a 150% of base salary maximum payout for Mr. McHale, and a 70% of base salary target payout and a 105% of base salary maximum payout for the other NEOs. See “Grants of Plan-Based Awards in 2013” below. At its February14, 2014 meeting, the MOCC certified that the NEOs who participated in the Incentive Bonus Plan for 2013 were entitled to payouts as follows:

Graco Inc. 2014 Proxy Statement

2013 Incentive Bonus Plan
Named Executive Officers	Payout as a Percent of Target Opportunity	Payout as a Percent of 2013 Base Salary
Patrick J. McHale	142%	142%
James A. Graner	142%	100%
Dale D. Johnson	146%	102%
Jeffrey P. Johnson	135%	95%
Charles L. Rescorla	142%	100%

(6)	The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan and nonqualified excess benefits plan known as the Graco Inc. Restoration Plan. As of December 27, 2013, the changes were as follows: Mr. McHale: $(7,000) (qualified pension) and $413,000 (nonqualified restoration); Mr. Graner: $7,000 (qualified pension) and $407,000 (nonqualified restoration); Mr. D. Johnson: $32,000 (qualified pension) and $168,000 (nonqualified restoration); and Mr. Rescorla: $46,000 (qualified pension) and $130,000 (nonqualified restoration).

(7)	The amounts shown in the All Other Compensation column for 2013 reflect the following for Messrs. McHale, Graner, D. Johnson, J. Johnson and Rescorla:

	Mr. McHale	Mr. Graner	Mr. D. Johnson	Mr. J. Johnson	Mr. Rescorla
Employee Investment Plan Matching Contribution	$7,650	$7,650	$7,650	$7,650	$7,650
Employee Investment Plan Basic Contribution	—	—	—	$3,825	—
Gross-up Payments on Travel Expenses	$10,448	$5,495	$6,814	$9,744	$8,337
Other Perquisites	$15,863	$21,962	$18,389	$317,519	$13,888
Total	$33,961	$35,107	$32,853	$338,738	$29,875

The Other Perquisites consist of Company-provided incremental cost for long-term disability coverage, financial planning, spousal travel, miscellaneous travel and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount. In Mr. J. Johnson’s case, the Other Perquisites also include the following benefits provided to him in connection with his expatriate assignment to Belgium: cost of living adjustment ($49,745); (2) housing, utilities, home maintenance and monitoring ($100,622); (3) payment of travel expenses related to home leave ($25,290); (4) education allowances for his children ($86,412); and (5) Company-provided automobile and related expenses ($33,802).

Grants of Plan-Based Awards in 2013

On February 15, 2013, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the Graco Inc. 2010 Stock Incentive Plan. The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Under the Incentive Bonus Plan, the payout upon achievement of applicable financial measures ranges from a minimum of 0% to a maximum of 150% of base salary for Mr. McHale and a minimum of 0% to a maximum of 105% of base salary for the other NEOs.

Graco Inc. 2014 Proxy Statement

Grants of Plan-Based Awards for Fiscal Year Ended December 27, 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/sh)	Closing Market Price of Common Stock on Grant Date ($/sh) (1)	Grant Date Fair Value of Stock or Option Award ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Patrick J. McHale	2/15/2013				135,000	58.74	58.72	2,468,664
		0	701,200	1,051,800
James A. Graner	2/15/2013				28,000	58.74	58.72	512,019
		0	273,840	410,760
Dale D. Johnson	2/15/2013				18,000	58.74	58.72	329,155
		0	239,190	358,785
Jeffrey P. Johnson	2/15/2013				18,000	58.74	58.72	329,155
		0	205,870	308,805
Charles L. Rescorla	2/15/2013				18,000	58.74	58.72	329,155
		0	203,280	304,920

(1)	The Graco Inc. 2010 Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(2)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards using a value per share of $18.29.

Graco Inc. 2014 Proxy Statement

Outstanding Equity Awards at 2013 Fiscal Year End

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 27, 2013:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price ($)	Option Expiration Date
		(#) Exercisable	(#) Unexercisable			Number of Shares of Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)
Patrick J. McHale	2/15/2013	0	135,000	58.74	2/15/2023
	2/17/2012	32,500	97,500	49.84	2/17/2022
	2/28/2011	—	—	—	—	20,000(2)	1,556,400(3)
	2/18/2011	63,000	63,000	42.73	2/18/2021
	2/12/2010	107,250	35,750	27.17	2/12/2020
	2/13/2009	225,000	0	20.80	2/13/2019
	2/15/2008	150,000	0	35.90	2/15/2018
	6/14/2007	75,000	0	40.53	6/14/2017
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
James A. Graner	2/15/2013	0	28,000	58.74	2/15/2023
	2/17/2012	7,075	21,225	49.84	2/17/2022
	2/18/2011	13,500	13,500	42.73	2/18/2021
	2/12/2010	33,750	11,250	27.17	2/12/2020
	2/13/2009	47,000	0	20.80	2/13/2019
	2/15/2008	39,000	0	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	15,000	0	38.13	2/18/2015
Dale D. Johnson	2/15/2013	0	18,000	58.74	2/15/2023
	2/17/2012	4,650	13,950	49.84	2/17/2022
	2/18/2011	9,000	9,000	42.73	2/18/2021
	2/12/2010	22,500	7,500	27.17	2/12/2020
	2/13/2009	47,000	0	20.80	2/13/2019
	2/15/2008	30,000	0	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015
Jeffrey P. Johnson	2/15/2013	0	18,000	58.74	2/15/2023
	2/17/2012	4,650	13,950	49.84	2/17/2022
	2/18/2011	9,000	9,000	42.73	2/18/2021
	2/18/2011	—	—	—	—	5,000(4)	389,100(3)
	2/12/2010	22,500	7,500	27.17	2/12/2020
	2/15/2008	30,000	0	35.90	2/15/2018
	2/16/2007	1,500	0	41.36	2/16/2017
Charles L. Rescorla	2/15/2013	0	18,000	58.74	2/15/2023
	2/17/2012	4,650	13,950	49.84	2/17/2022
	2/18/2011	9,000	9,000	42.73	2/18/2021
	2/12/2010	22,500	7,500	27.17	2/12/2020
	2/13/2009	47,000	0	20.80	2/13/2019
	2/15/2008	30,000	0	35.90	2/15/2018
	2/16/2007	22,500	0	41.36	2/16/2017
	2/17/2006	22,500	0	40.68	2/17/2016
	2/18/2005	22,500	0	38.13	2/18/2015

(1)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(2)	The performance-based restricted stock grant had a three-year term and became fully vested on February 28, 2014 as the Company achieved a specific net sales objective in fiscal year 2013.

(3)	Market value determined using the closing market price of $77.82 per share of common stock on the last day of fiscal year 2013.

Graco Inc. 2014 Proxy Statement

(4)	The restricted stock grant had a three-year term and became fully vested on February 18, 2014.

Option Exercises and Stock Vested in 2013

The following table summarizes the options exercised by each Named Executive Officer and the stock vested in 2013:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick J. McHale	49,500	1,281,629	—	—
James A. Graner	18,000	568,620	—	—
Dale D. Johnson	27,000	1,298,433	—	—
Jeffrey P. Johnson	47,000	2,711,900	—	—
Charles L. Rescorla	27,000	856,969	—	—

(1)	The value realized on the exercise of stock options is the difference between the market price of Graco common stock at exercise and the exercise price of the stock option.

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of an executive officer involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for the severance period;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without Cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for Good Reason (as defined below):

•	Pro-rata bonus for year of termination based on performance at the target level;

•	Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code Section 409A);

•	Continued medical, dental and life insurance for the severance period;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan;

•	Reimbursement of reasonable legal fees incurred to enforce the agreement; and

•	Gross-up of income taxes, and excise taxes related to such gross-up payment, due under the “excess parachute” provisions of the Internal Revenue Code (the “Code”), subject to a reduction of benefits of up to $25,000 to avoid such taxes.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; (ii) change of 50% or more of the Board members, without Board approval; and (iii)

Graco Inc. 2014 Proxy Statement

consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s position, duties or responsibilities as in effect immediately prior to the Change of Control; (ii) material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the executive officer in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officers agree to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is three years, followed by automatic annual renewals, unless either party gives six months’ notice of non-renewal.

Except as indicated above with respect to the CEO, the same form of agreement has been provided to each Named Executive Officer.

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control Table, or Pension Benefits Table.

Pursuant to the Incentive Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Inc. Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused vacation time. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments incurred during the fiscal year.

Graco Inc. 2014 Proxy Statement

The following Table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all U.S. salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 27, 2013.

Potential Payments Upon Termination or Following a Change of Control at December 27, 2013

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1) ($)	Involuntary (Not for Cause) Termination(2) ($)	Retirement ($)	Death(3) ($)	Disability(3) ($)
Patrick J. McHale	14,057,525	3,127,925	287,900	1,844,300	2,095,496
James A. Graner	3,942,617	879,339	202,100	202,100	462,788
Dale D. Johnson	2,250,648	746,927	154,200	154,200	384,207
Jeffrey P. Johnson	1,859,550	511,428	0	389,100	591,312
Charles L. Rescorla	1,964,741	575,924	64,400	64,400	253,664

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 27, 2013, which include:

•	Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. McHale is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to two times their base salary and target annual bonus.

•	The intrinsic value of restricted stock awards where vesting would be accelerated. The value of restricted stock awards is determined by multiplying the number of restricted shares by the closing price of common stock on December 27, 2013.

•	The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 27, 2013 and the option exercise price.

•	Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Inc. Restoration Plan may be found in the Pension Benefits Table and the accompanying narrative on page 36. The incremental benefit amount was determined using additional pay and earnings based on December 27, 2013 base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 27, 2013 termination date, current year bonus would be paid in accordance with the Incentive Bonus Plan. See Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 28.

•	Gross-up of income taxes and related excise taxes.

•	The value of other benefits (post-employment health care premiums and life insurance premiums).

(2)	Reflects two years of base salary and target annual bonus for Mr. McHale and one year of base salary and target annual bonus for the other NEOs. Should our Company elect to extend the non-compete duration beyond one year, the payment amount for the NEOs, except for Mr. McHale, would increase.

(3)	Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches his or her Social Security normal retirement age or is no longer disabled.

Graco Inc. 2014 Proxy Statement

Retirement Benefits

Graco Employee Retirement Plan (1991 Restatement)

The Graco Employee Retirement Plan (the “Retirement Plan”) is a funded defined benefit plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of our eligible employees. The Retirement Plan was frozen to employees newly hired on or after January 1, 2006. Each of the Named Executive Officers is eligible for benefits under the Retirement Plan except for Mr. J. Johnson as he was hired by the Company after January 1, 2006.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5% of a participant’s average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service.

Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s pension benefit is to begin prior to the participant turning age 65. If a participant continues in employment with the Company after his normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are survivor annuity form or a term certain form. A survivor annuity form is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50%, 66 2/3%, 75% or 100% (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the survivor annuity form shall be actuarially equivalent to the value of the amounts payable in the single life annuity form. Term certain form is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before the participant’s pension is to begin.

Graco Inc. Restoration Plan (2005 Statement)

Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan (the “Restoration Plan”). This plan is a nonqualified excess benefit plan, designed to provide retirement benefits to eligible executives and other highly compensated employees as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee who is a participant in the Retirement Plan and who has experienced a legislative reduction in benefits under the Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for several default forms of distribution. If the participant is single at the time distribution of a participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of a participant’s benefit is to commence, a participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options

Graco Inc. 2014 Proxy Statement

available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of a participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.

The actuarial present values of accumulated benefits as of December 27, 2013 for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations referenced in footnote 1 to the Pension Benefits table.

Pension Benefits at 2013 Fiscal Year End

Name	Plan Name	Years Credited Service (#)	Present Value of Accumulated Benefit(1,2) ($)	Payments During Last Fiscal Year ($)
Patrick J. McHale	Graco Employee Retirement Plan (1991 Restatement)	24.1	654,000	—
	Graco Inc. Restoration Plan (2005 Statement)	24.1	2,919,000	—
James A. Graner	Graco Employee Retirement Plan (1991 Restatement)	39.8	1,417,000	—
	Graco Inc. Restoration Plan (2005 Statement)	39.8	2,212,000	—
Dale D. Johnson(3)	Graco Employee Retirement Plan (1991 Restatement)	37.9	1,419,000	—
	Graco Inc. Restoration Plan (2005 Statement)	37.9	1,768,000	—
Charles L. Rescorla	Graco Employee Retirement Plan (1991 Restatement)	25.6	889,000	—
	Graco Inc. Restoration Plan (2005 Statement)	25.6	814,000	—

(1)	For details regarding the assumptions, please refer to the Graco Inc. 2013 Annual Report on Form 10-K, Part II, Item 8 Financial Statements and Supplementary Data.

(2)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits. Based on age and credited years of service, Mr. Graner was and Mr. D. Johnson will be eligible for unreduced benefits upon reaching age 62.

Graco Inc. 2014 Proxy Statement

(3)	Based on age and credited years of service, Mr. D. Johnson is eligible for early retirement benefits under the Retirement Plan and the Restoration Plan.

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. This plan was adopted following the freezing of the Graco Inc. Deferred Compensation Plan (1992 Restatement) (the “1992 Deferred Compensation Plan”) effective December 31, 2004. Only a select group of management and highly compensated employees are eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer 1% to 50% of his or her base salary or advance sales incentive and/or 1% to 100% of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.

Effective December 31, 2004, Graco froze the 1992 Deferred Compensation Plan. A participant in the 1992 Deferred Compensation Plan could have deferred 1% to 25% of his or her base salary or advance sales incentive and/or 1% to 50% of his or her annual bonus and year-end sales incentive award. The 1992 Deferred Compensation Plan was amended August 1, 2007 to use the same measurement funds as provided for in the Deferred Compensation Plan.

A participant in the 1992 Deferred Compensation Plan is eligible for distribution upon his or her retirement on or after the date the participant attains age 55 and completes at least five years of service. The monthly amount of a participant’s benefit will be determined by dividing his or her account balance by the number of months of the payout period that was irrevocably selected by the participant upon enrollment or the number of months necessary to provide a minimum monthly payment of $1,000.

As of December 27, 2013, no executive officers were contributing to the Deferred Compensation Plan.

Graco Inc. 2014 Proxy Statement

Nonqualified Deferred Compensation at 2013 Fiscal Year End

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
James A. Graner(2)	0(2)	—	85,606	—	368,079

(1)	The measurement funds available under the Deferred Compensation Plan, and their annualized returns as of December 27, 2013, were as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
American Beacon Large Cap Value-Inst	Large Value Fund	AADEX	34.94
American Funds EuroPacific Growth- R4	Foreign Large Blend	REREX	20.17
T. Rowe Price Institutional Large Cap Growth	Large Growth Equity	TRLGX	44.44
DFA US Small Cap Value-Inst	Small Value	DFSVX	42.39
Vanguard Institutional Index	Large Blend	VINIX	32.35
Vanguard Small-Cap Index Inv	Small Blend	NAESX	37.62
Vanguard Total Bond Market Index-Inv	Intermediate Bond	VBMFX	(2.27)
JPMCB Stable Asset Income Fund-Select	Stable Value	N/A	1.49
Western Asset Core Plus Bond Portfolio-Inst	Intermediate Bond	WACPX	(1.07)
Vanguard Inflation-Protected Securities-Adm	Inflation-Protected Bond	VAIPX	(8.87)
DFA International Small Company-Inst	Foreign Small/Mid Value	DFISX	27.45
William Blair Small-Mid Cap Growth	Mid-Cap Growth	WSMDX	41.89

(2)	Mr. Graner did not contribute to the Deferred Compensation Plan during 2013 and has not since inception of this Plan. Mr. Graner is a participant in the 1992 Deferred Compensation Plan only. Any contributions would have been reported as salary or bonus in the year earned. The Company has never made any contributions to Mr. Graner’s account and he has never received any earnings on deferred compensation that are above-market or preferential.

CEO Succession Planning

Our Board is responsible for reviewing and approving, upon recommendation of the Management Organization and Compensation Committee, management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. Our Management Organization and Compensation Committee is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our Vice President HR, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.

Graco Inc. 2014 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 27, 2013.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,998,694	$41.13	7,760,542
Equity compensation plans not approved by security holders(1)	150,350	$37.87	—
Total	5,149,044	$41.03	7,760,542

(1)	The Company has maintained one plan that did not require approval by shareholders. The Graco Inc. Employee Stock Incentive Plan (“ESIP”) is a broad-based plan designed to offer employees who are not officers of the Company the opportunity to acquire Graco stock. Under this plan, the option price is the market price on the date of the grant. Options become exercisable at such time and in such installments as the Company shall determine, and expire ten years from the date of the grant. Authorized shares remaining under the ESIP were cancelled as of April 21, 2006, with future grants to be made under the Graco Inc. Amended and Restated Stock Incentive Plan (2006) or the Graco Inc. 2010 Stock Incentive Plan.

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following information, furnished as of February 24, 2014, indicates beneficial ownership of the common shares of our Company by each director, each nominee for election as director, the Named Executive Officers and by all current directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1,2)	Percent of Common Stock Outstanding(3)	Phantom Stock Units(2)
William J. Carroll(4)	68,535	—	14,944
Eric P. Etchart	16,605	—	—
Jack W. Eugster	60,725	—	12,834
J. Kevin Gilligan	32,092	—	20,723
James A. Graner(5, 6)	293,532	—	—
Dale D. Johnson(5)	239,555	—	—
Jeffrey P. Johnson	97,412	—	—
Patrick J. McHale(5, 7)	936,606	1.52%	—
Lee R. Mitau	100,264	—	47,453
Martha A. Morfitt	97,925	—	27,135
Charles L. Rescorla(5)	264,261	—	—
William G. Van Dyke	75,283	—	24,370
R. William Van Sant	49,725	—	16,155
All current directors and executive officers as a group (23 persons)(4, 5, 7, 8)	3,247,605	5.13%

(1)	Includes shares which the non-employee directors and executive officers have a right, as of April 25, 2014, to acquire beneficial ownership of upon the exercise of vested stock options, in the following amounts: Mr. Carroll (44,725 shares), Mr. Etchart (11,350 shares), Mr. Eugster (44,725 shares), Mr. Gilligan (16,725 shares), Mr. Graner (232,400 shares), Mr. D. Johnson (201,800 shares), Mr. J. Johnson (88,800 shares), Mr. McHale (831,250 shares), Mr. Mitau (41,125 shares), Ms. Morfitt (28,225 shares), Mr. Rescorla (201,800 shares), Mr. Van Dyke (44,725 shares) and Mr. Van Sant (44,725 shares). The aggregate number of shares which all current non-employee directors and executive officers have the right to acquire by this method is 276,325 and 2,276,429, respectively.

(2)	Beneficial ownership excludes phantom stock units held by each individual non-employee director as of February 24, 2014. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in

Graco Inc. 2014 Proxy Statement

his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, starting January 10 of the year following the separation of the non-employee director from service. The information in the column “Phantom Stock Units” is not required by the rules of the Securities and Exchange Commission because the phantom stock units carry no voting rights and the non-employee director has no right or ability to convert the phantom stock to common stock within 60 days of February 24, 2014. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1% if no percentage is given.

(4)	Includes 2,960 shares held in trusts for the benefit of four of Mr. Carroll’s grandchildren. Mr. Carroll’s spouse is the trustee of the trusts.

(5)	Includes 10,976 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. Graner (3,375 shares), Mr. D. Johnson (2,698 shares), Mr. McHale (1,805 shares) and Mr. Rescorla (2,056 shares). The balance of the 10,976 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(6)	Mr. Graner pledged 23,984 shares of Graco common stock for a line of credit and 21,816 shares of Graco common stock for a margin loan, totaling 45,800 shares. The aggregate number of shares pledged by executive officers and directors is 45,800, down 70% from the prior year, and represents 0.2X the average daily trading volume in the Company’s stock during 2013.

(7)	Includes 18,545 shares held by The Graco Foundation, as to which Mr. McHale and certain other executive officers share voting and investment power as directors. Mr. McHale and such other executive officers disclaim beneficial ownership of these shares.

(8)	Includes 964 shares held by an executive officer’s spouse.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 31, 2013, more than 5% of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting.

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	4,054,540(2)	6.62%
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	3,610,115(3)	5.9%

(1)	Based on information of beneficial ownership as of December 31, 2013, included in a Schedule 13G/A filed by each shareholder on or before February 11, 2014.

(2)	The Vanguard Group has sole voting power over 38,696 shares, shared voting power over 0 shares, sole dispositive power over 4,019,944 shares and shared dispositive power over 34,596 shares.

(3)	Black Rock, Inc. has sole voting power over 3,391,751 shares, shared voting power over 0 shares, sole dispositive power over all 3,610,115 shares and shared dispositive power over 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Company’s executive officers, directors, and 10% shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2013.

Graco Inc. 2014 Proxy Statement

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy, as amended from time to time, applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally;

•	Whether the transaction is material to the Company; and

•	The role that the related person played, if any, in arranging the transaction.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of our Company is set at nine. There are currently nine directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders next following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. At the Meeting, three persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated Patrick J. McHale, Lee R. Mitau and Martha A. Morfitt for three-year terms expiring in the year 2017. Mr. McHale, Mr. Mitau and Ms. Morfitt, whose current terms expire at the Meeting, have previously been elected as directors by the shareholders of our Company. For additional information about the nominees, please see the “Nominees and Continuing Directors” section of this Proxy Statement beginning on page 5.

Graco Inc. 2014 Proxy Statement

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a majority of the votes cast at the Meeting in order to be elected. In the event that an incumbent director does not receive a majority of the votes cast, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Messrs. McHale and Mitau and Ms. Morfitt to terms expiring in 2017.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has acted as the independent registered public accounting firm for our Company since 1962. The Audit Committee of the Board, which has selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2014, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any shareholder questions.

The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2014.

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory, non-binding vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;
•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;
•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;
•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and
•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

Graco Inc. 2014 Proxy Statement

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2015

Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2015 must submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Proxy Statement no later than November 12, 2014.

Any shareholder proposal for the Annual Meeting in year 2015 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January 25, 2015 to be considered.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Annual Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Karen Park Gallivan Secretary

Dated March 12, 2014

Graco Inc. 2014 Proxy Statement

GRACO INC. 88 11TH AVENUE N.E. MINNEAPOLIS, MN 55413-1894

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M66992-P46453	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

GRACO INC.
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors
Nominees		For	Against	Abstain
1a) Patrick J. McHale		☐	☐	☐
1b) Lee R. Mitau		☐	☐	☐
1c) Martha A. Morfitt		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.							☐	☐	☐

3. Approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in the Proxy Statement.							☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2013 Overview and Annual Report on Form 10-K are available at

www.proxyvote.com.

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M66993-P46453

GRACO INC.

Annual Meeting of Shareholders

April 25, 2014 1:00 p.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Patrick J. McHale and James A. Graner, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held at George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota 55413, on Friday, April 25, 2014, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 22, 2014, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side